Exhibit 10.1

AMENDMENT NO. 1 TO DEVELOPMENT AND HOST COMMUNITY AGREEMENT

THIS AMENDMENT NO. 1 TO DEVELOPMENT AND HOST COMMUNITY AGREEMENT (“Amendment”) is entered into as of September 2, 2026, by and between the CITY OF WAUKEGAN, ILLINOIS, an Illinois home rule municipal corporation (“City”), and FHR-ILLINOIS LLC, a Delaware limited liability company (“Developer”).

RECITALS

A.	City and Developer entered into that certain Development and Host Community Agreement dated January 18, 2023 (the “Agreement”). (Capitalized terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement).

B.	The parties hereto acknowledge and agree that the Temporary Facility (Phase 0) achieved both Final Completion and Operations Commencement in accordance with the terms and conditions of the Agreement.

C.	Pursuant to the Agreement (as hereby amended), Developer will construct the Permanent Facility on the Development Property. The Development Property consists of: (i) the approximately 31.7 acre parcel of real property commonly known as 600 Lakehurst Road, depicted and legally described in Exhibit A attached hereto and made a part hereof (“City-Owned Parcel”); and (ii) two parcels owned by Developer commonly known as 4001-4011 Fountain Square Place consisting of approximately 10 acres, depicted and legally described in Exhibit B attached hereto and made a part hereof (“10-Acre Parcel”).

D.	Following execution of the Agreement, certain unforeseen events and circumstances occurred, including, without limitation, certain adverse rulings in litigation, Waukegan Potawatomi Casino, LLC v. Illinois Gaming Board, et al. (the “Potawatomi Litigation”), that created substantial uncertainty regarding the Project and materially impeded Developer’s ability to advance the design, financing, construction, and development of the Permanent Facility.

E.	The parties hereto acknowledge and agree that such events and circumstances constituted Force Majeure events pursuant to Section 16 of the Agreement.

F.	Following resolution of such events and circumstances, Developer resumed efforts to advance the Permanent Facility, including revisiting and updating project design, re-evaluating development plans, pursuing financing, completing pre-construction activities, obtaining required approvals, and preparing for commencement of construction. Given the passage of time, Developer was required to reassess various aspects of the Project and thereafter encountered changing market, financing, construction, and development conditions that further affected the timing of development of the Permanent Facility.

G.	Consistent with the Project as revised by this Amendment, the City approved a Site Plan for the Permanent Facility on September 2, 2025 and subsequently approved earthmoving, grading, and related site work on April 13, 2026, thereby allowing Developer to proceed with preliminarily construction activities for the Permanent Facility.

H.	Developer held a groundbreaking ceremony for the Permanent Facility on June 3, 2026.

I.	The parties hereto acknowledge that Section 4.1.a. of the Agreement expressly contemplates the possibility of additional Project phases and modifications to Project phasing through future written agreements of the parties hereto. The parties hereto further acknowledge that Exhibit C of the Agreement describes the Project Components anticipated as of the Effective Date of the Agreement and that certain modifications to Project phasing, sequencing and implementation may be appropriate as development of the Project progresses.

J.	By this Amendment, the parties hereto desire to amend the Agreement to reflect revised Project phasing and development timing, address matters arising from the delays described above, implement a revised sequencing of certain Project Components, provide an updated framework for development of the Permanent Facility, and otherwise preserve and advance the long-term objectives of the Project.

K.	The parties hereto have determined that this Amendment is in the best interests of the Project, the City, Developer, and the public purposes served by the Agreement.

L.	The parties hereto further acknowledge that continued development of the Project and construction of the Permanent Facility will generate substantial public benefits, including employment opportunities, increased tourism, gaming revenues, tax revenues, economic development and related benefits for the City and the surrounding region. This Amendment is intended to facilitate completion of the Permanent Facility and advancement of those public benefits.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

ARTICLE I

Amendments to Agreement

Upon the terms set forth in this Amendment, each of the parties hereto agree that, effective as of the date first written above:

Section 1.New to Definitions. Section 2 of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

(a)“First Amendment Effective Date” means the date of that certain Amendment No. 1 to Development and Host Community Agreement.
(b)“Phase 1A” means the Phase of the Project occurring after Phase 1 during which Developer expects to develop, construct, operate and maintain the Project Components described as Phase 1A in Exhibit C.
Section 2.Amended Definitions. Section 2 of the Agreement is hereby amended by deleting the existing definitions of “Boutique Hotel,” “Entertainment Venue,” and “Permanent Facility” and replacing such deleted definitions with the following:
(a)“Boutique Hotel” means the approximately 20-room, five-star hotel to be included and constructed as part of Phase 1A of the Project.

(b)“Entertainment Venue” means all or a portion of the Temporary Facility repurposed and operated along with the Permanent Facility for use as a venue to host live performances, meetings, assemblies, special events and similar uses capable of accommodating, when appropriate, approximately 1,500 attendees.

(c)“Permanent Facility” means the approximately 325,000 square foot Structure(s), which square footage reflects the anticipated buildout of Phase 1 (including the Entertainment Venue) and Phase 1a, all of which are more specifically described on Exhibit C.
Section 3.Deleted Definitions. Section 2 of the Agreement is hereby amended by deleting the existing definition of “Redemption Period.”
Section 4.Amendment to Section 4.1.b.ii.A. Section 4.1.b.ii.A. of the Agreement is hereby amended by deleting the phrase “thirty-six (36) months following the Operations Commencement Date (Phase 0)” and replacing it with “February 17, 2029.”
Section 5.Amendment to Section 4.1.c. Section 4.1.c. of the Agreement is hereby deleted and replaced in its entirety with the following:

c.Deferred Boutique Hotel Fee. The Parties acknowledge that the Boutique Hotel is part of Phase 1A and is not required to attain Operations Commencement as part of Phase 1. Following Operations Commencement of Phase 1, Developer shall pay to City a fee equal to Seven Hundred Fifty Dollars ($750.00) per day (the “Late Opening Fee”), which shall accrue from the date of Operations Commencement of Phase 1 until Operations Commencement of the Boutique Hotel. Upon Operations Commencement of the Boutique Hotel, the Late Opening Fee shall automatically and permanently terminate, and no additional Late Opening Fee shall accrue thereafter. Operations Commencement of the Boutique Hotel shall permanently satisfy Developer’s obligations under this Section. The Late Opening Fee shall be payable monthly in arrears within five (5) Business Days following the end of each calendar month. The Late Opening Fee shall be the sole and exclusive remedy of the City relating to the timing, construction, completion, non-completion, operation or non-operation of the Boutique Hotel, and the City shall have no right to declare a default, pursue remedies under Sections 11.1 or 11.4 of this Agreement, seek damages, seek specific performance, seek injunctive relief, or exercise any other remedy under this Agreement arising from such matters, provided Developer timely pays the Late Opening Fee in accordance with this Section.

Section 6.Amendment to Section 6.2.  Section 6.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

6.2 Demolition of Structures. Developer will use commercially reasonable efforts to deconstruct and remove the Phase 0 Project Components (to the extent that they are not incorporated into or repurposed as part of the Permanent Facility, except as cited below) no later than one hundred eighty (180) days after the Operations Commencement Date (Phase 1). Developer will conduct all demolition Work on the Development Property in full compliance with the demolition regulations of the City and Lake County and Permitted Construction Work Hours. Developer will remove and dispose of all debris resulting from demolition activities on the Development Property in compliance with all material Requirements of Law.

The structure commonly known as the “Sprung Structure” and constituting part of the Temporary Facility, shall be removed from the Development Property no later than five (5) years following the Operations Commencement of Phase 1, unless otherwise approved in writing by the City.

Section 7.Amendment to Section 6.4.b. Section 6.4.b. of the Agreement is hereby deleted and replaced in its entirety with the following:

b.Developer shall Complete construction of Phase 1 not later than the Construction Completion Date (Phase 1), commence operation of Phase 1 not later than the Operations Commencement Date (Phase 1), and attain Final Completion of Phase 1 not later than the Final Completion Date (Phase 1). Upon the occurrence of an event of Force Majeure, the Construction Completion Date (Phase 1), the Operations Commencement Date (Phase 1), and Final Completion Date (Phase 1) shall each be extended on a day-for-day basis but only for so long as the event of Force Majeure is in effect. The Permanent Facility may not commence operations until all Site Improvements for Phase 1 have been completed in accordance with Final Project Plans for Phase 1 and the Compendium of Specifications as verified by the City Engineer, with the exception of landscaping improvements unable to be installed due to weather or seasonality.

Section 8.Amendment to Section 11.1.l. Section 11.1.l. of the Agreement is hereby deleted and replaced in its entirety with the following:

l.Subject to an event of Force Majeure, if Phase 1 has not attained Operations Commencement by the Operations Commencement Date (Phase 1); or

Section 9.Amendment to Section 11.4. Section 11.4 of the Agreement is hereby amended by inserting the following sentence to the end of such Section:

Notwithstanding anything contained in this Agreement to the contrary, failure of Developer to construct, complete, open or operate the Boutique Hotel shall not constitute an Event of Default and shall not give rise to any rights or remedies under Sections 11.1 or 11.4 of this Agreement or any other provision of this Agreement, provided Developer timely pays the Late Opening Fee in accordance with Section 4.1.c.

Section 10.Amendment to Exhibit C. Exhibit C of the Agreement is hereby deleted and replaced in its entirety with the “new” Exhibit C attached to this Amendment.
Section 11.Amendment to Exhibit D. Exhibit D of the Agreement is hereby deleted and replaced in its entirety with the “new” Exhibit D attached to this Amendment.

ARTICLE II

MISCELLANEOUS

Section 1.Recitals. The Recitals set forth above are true and correct in all material respects, form a material part of this Amendment, and are hereby incorporated herein.

Section 2.Governing  Law;  Venue; Submission to Jurisdiction; Service of Process; Etc. Each party hereto agrees that Sections 17.5 (Governing Law; Venue; Submission to Jurisdiction; Service of Process), 17.8 (Exhibits), 17.10 (Severability), and 17.13 (Headings; Captions) of the Agreement shall apply to this Amendment mutatis mutandis.

Section 3.Reference to and Effect upon the Agreement.

(a)Except as expressly modified hereby, all terms, conditions, covenants, representations, and warranties contained in the Agreement before giving effect to this Amendment shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and this Amendment, the terms of this Amendment shall control.
(b)From and after the date of this Amendment, (i) all references to “Agreement,” “hereunder,” “hereof” or words of like import in the Agreement and (ii) all references to the term “Development and Host Community Agreement,” “DHCA,” “thereunder,” “thereof” or words of like import in that certain Ground Lease between City and Developer and any other agreement between the parties hereto relating to the Project shall mean and be a reference to the Agreement as amended by this Amendment.

Section 4.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers on the date first set forth above at Waukegan, Illinois.

CITY:		DEVELOPER:
CITY OF WAUKEGAN, ILLINOIS, a municipal corporation		FHR-ILLINOIS LLC, a Delaware limited liability company
By:	/s/ Samuel D. Cunningham	By:	/s/ Lewis Fanger
Name:	Samuel D. Cunningham	Name:	Lewis Fanger
Title:	Mayor	Title:	VP and Treasurer

Attest:
/s/ Janet E. Kilkelly
Name:	Janet E. Kilkelly
Title:	City Clerk

[Signature Page – Amendment No. 1 to Development and Host Community Agreement]

INDEX OF EXHIBITS

EXHIBIT A	LEGAL DESCRIPTION OF CITY-OWNED PARCEL	A-1
EXHIBIT B	LEGAL DESCRIPTION OF 10-ACRE PARCEL	B-1
EXHIBIT C	PROJECT DESCRIPTION	C-1
EXHIBIT D	PROJECT CONCEPT PLAN	D-1